Exhibit 99.2

IHOP Corp.

Third Quarter 2006 Call Script

Stacy Roughan — Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s third quarter 2006 conference call.  Today, with us from management are Julia Stewart, Chairman and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, let me remind you of our Safe Harbor regarding forward-looking information.  Today, management may discuss information that is forward-looking, and involves known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  We caution you to evaluate such forward-looking information in the context of these factors, which are detailed in today’s news release, as well as in our most recent Form 10-K filing with the Securities and Exchange Commission. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart — Third Quarter 2006 Performance Overview

Thanks, Stacy.  We have a lot to discuss today, so let’s get started with earnings.

EPS for the quarter ended at $0.62 [cents], including stock based compensation expense.  Excluding this expense of $1.0 million [dollars], EPS would have increased 6.5% [percent] to $0.66 [cents].  Growth in earnings per share was driven by a 6.6% [percent] reduction in diluted average weighted shares outstanding.  This was due to ongoing share repurchases.

For the first nine months of the year, EPS increased 8.8% [percent] to $1.86 [dollar/cents] including stock based compensation expense.  Excluding this expense of $2.9 million [dollars], EPS would have increased 14% [percent] to $1.96 [dollar/cents].  The increases resulted primarily from an increase in Franchise Operations segment profit.  This was primarily due to higher same-store sales performance and new unit growth in the first nine months of 2006, which effectively leveraged against modest expense growth in this segment.  Additionally, continued share repurchases drove EPS higher with a 7.4% [percent] reduction in diluted weighted average shares outstanding.

During the quarter, we purchased $13.1 million [dollars] worth of IHOP stock, or approximately 279,000 shares at an average price of $46.94 [dollars/cents].  Year-to-date, we have repurchased approximately 889,000 shares totaling $42.7 million [dollars] worth of IHOP stock.  We have returned $13.7 million [dollars] to shareholders through quarterly dividend payments this year.  That’s a total return of $56.4 million [dollars] in cash to shareholders through the first nine months of 2006.  Over the past 15 quarters, IHOP has returned approximately $273 million [dollars] to shareholders in the form of share repurchases and dividend payments.

We have generated 15 consecutive quarters of same-store sales growth.  Same-store sales grew 1.3% [percent] for the third quarter, and 3.1% [percent] year-to-date.  During the quarter, we faced a challenging consumer environment, as well as difficult comparisons to a much stronger 4.5% [percent] gain in the third quarter last year, which limited our growth.  However, we are pleased with our year-to-date performance, which is in line with our annual same-store sales growth target of a 2% [percent] to 4% [percent] increase.

During the third quarter, we stayed close to our core brand equities around breakfast with our limited-time product promotions — Funnel Cake Carnival and French Toast Fantasy.  Both were strong performers and appealing promotions that motivated guests to visit IHOP more often.  The great news was that our 1.3% [percent] growth was driven entirely by increased traffic.

Guest check average was essentially flat to slightly down for the quarter.  We were pleased that franchisees continued to exercise pricing moderation as we further strengthen IHOP’s price/value relationship with guests.  This remains a critical component of our success.  Additionally, given reduced discretionary spending, we believe that our guests are also using our menu in a different way than they may have in the past — seeking out value offerings that allow them to stay within their budget as they continue to dine out.

For the full year, we expect to drive same-store sales growth in the range of 2% [percent] to 4% [percent] as previously guided, and there are a few notable initiatives taking place in the fourth quarter that should help us maintain our positive momentum.

First, we will launch our last promotion of year this coming Monday — Super Rooty Tooty Fresh and Fruity Combos.  We’re putting the spotlight back on one of IHOP’s most famous dishes and a true guest favorite.  It should be a great performer.

In November, an updated system-wide menu will be adopted in every IHOP restaurant, and provide franchisees with the opportunity to take pricing.  The menu update will incorporate eight new offerings, including an entire new category of savory crepes, among other items.

Over the past year, IHOP has offered a supplemental menu called “IHOP for Me” that helps our guests order certain menu items with consideration to their dietary concerns.  The “IHOP for Me” menu has allowed us to remind our guests that there is something for everyone at IHOP.  To build upon this, the new fall menu will also integrate the “IHOP for Me” on its back cover.

Additionally, we are moving into the holiday season with an enhanced gift card program to drive incremental sales.

Turning to our recently completed National Franchise Conference… Last month, we experienced record attendance of more than 1,100 representatives from our franchise community, vendor-partners and IHOP employees at our NFC in Las Vegas.  The message at the conference was “Breaking Through to the Guest” — by both enhanced service in our restaurants and improved media practices to reach more of our guests more frequently.  To convey our message on service, we chose a very powerful analogy: “We want our service to be as good as our pancakes.”

Over the past few years, we have made good incremental progress on service that has raised our internal operational scores, but it has not yet resulted in the guest acknowledging exceptional service improvements.  Through an updated version of our Restaurant Training Program that will be rolled out in early 2007, we will provide servers the tools to deliver an exceptional guest experience.  In this way, we will begin to fundamentally shift our service philosophy — from one that has been focused on efficiency and operational execution — to one that centers on warm, friendly interactions with our guests.  Improving service will not be a one-time initiative.  We will adopt a service culture, so it becomes an on-going process that we believe will be a strong point of difference to the way IHOP and our franchisees grow our business.

In addition to breakthrough service, we are identifying ways to increase the effectiveness of our media buying as we move forward.  For IHOP, this is all about reaching more guests with tempting promotional messages to bring them into our restaurants more often.

I cannot overstate the importance of this evolution in our strategic focus.  A higher level of service and reach cannot be easily copied or imitated by our competitors.  Breaking through to the guest will position us for unrivaled success.

Turning to Franchise Development, franchisees and our Florida area licensee developed and opened 15 new IHOP restaurants during the quarter.  We also added commitments for franchisees to develop 20 new IHOP restaurants over the next several years, including international locations in Ontario, Canada and the U.S. Virgin Islands.  Our franchise development activity during the third quarter brings our current development pipeline to as many as 498 restaurants signed, optioned or pending to be developed by franchisees.   This number includes the cancellation of a development deal in Alabama and the termination of negotiations for a development agreement in Mexico City, representing a total of 25 restaurants.

We also opened two new Company-operated IHOP’s in our dedicated market of Cincinnati.  Our store in Florence, Kentucky — which is a part of the greater Cincinnati market — marked IHOP’s first entrance in to the Kentucky market.  Now, we have a presence in 49 states across the U.S.

with franchise development in our final state — Vermont — expected to take place sometime next year.

Our Company market in Cincinnati now stands at a total of nine restaurants with one more opening expected by year-end.  Cincinnati has been invaluable in speeding improvements to our system — like our new building prototype, core menu enhancements and our upcoming “To Go” program launch.  However, we view our Company market as an R&D expense and encourage you to do the same.

Finally, moving to EPS guidance… We increased our full-year EPS guidance to range between $2.35 [dollars/cents] to $2.40 [dollars/cents] including stock based compensation expense.  This is up from our previous EPS expectations of $2.25 [dollars/cents] to $2.35 [dollars/cents] for 2006.  Our improved bottom line outlook is primarily due to reduced G&A spending, which Tom will cover in a moment.  G&A is a key lever for profitability, so we are pleased to demonstrate continued moderation in this regard.

With that, I would now like to turn the call over to Tom Conforti, our Chief Financial Officer, for a more detailed discussion of our third quarter financial performance.

Tom Conforti — Third Quarter 2006 Performance Detail

Thanks, Julia, and good morning everyone.  Julia covered our EPS performance just a moment ago.  Today, I’ll walk you through key drivers of that EPS performance for the third quarter 2006 in more detail.

Let’s start with G&A… we experienced a 9.1% [percent] increase to $16.2 million [dollars] in G&A expenses for the third quarter 2006.  This was primarily due to approximately $1.0 million [dollars] in stock based compensation expense.  If you remove this stock based compensation impact, G&A expenses for the quarter would have grown a modest 2.6% [percent].  For the first nine months of the year, reported G&A grew at 8.3% [percent].  Excluding stock compensation expense, G&A growth would have been 2.0% [percent].  In fact, our tight management of G&A spending to date is the key driver to our improved earnings guidance.  On a full year basis, our G&A projection now reflects a $2 million [dollar] improvement.  Therefore, we are reducing our full-year G&A guidance from $65 to 67 million [dollars] to range between $63 and $65 million [dollars], including stock based compensation expense for fiscal 2006.

Moving to segment performance, let’s start with Franchise Operations, our core business.  Revenue grew 6.2% [percent] for the third quarter and 7.8% [percent] in the first nine months of 2006, driven by higher retail sales as a result of growth in same-store sales, as well as growth in the number of effective units.  Year-to-date, franchise retail sales increased due to a 4.4% [percent] increase in effective restaurants from 2005 and a 3.1%

[percent] increase in same-store sales.  On the expense side, Franchise Operations expense increased 3.9% [percent] in the quarter and 4.9% [percent] for the first nine months of the year.  Our ability to manage relatively lower Franchise Operations expense growth was primarily due to the elimination of MICROS Point-of-sale incentives to our franchisees, as well as a reduction in the amount of financial relief granted to franchisees at certain underperforming restaurants.  We grew expenses at a lower rate and leveraged our top line performance in this segment to produce an 8.3% [percent] increase in Franchise Operations profit for the quarter and 10.3% [percent] for the first nine months of the year.  As a result, we expect Franchise Operations profit to come in at the higher end of our current 2006 performance range of $93 to $97 million [dollars].

Turning to the Rental Operations segment, rental income increased 0.6% [percent] for the quarter and was flat year-to-date consistent with our long-term guidance that this segment should be essentially flat as we manage our existing rental relationships.  Rental expenses decreased 1.1% [percent] for the quarter and 0.2% for the first nine months.  Rental Operations segment profit increased 5.2% [percent] for the quarter and 0.3% [percent] for the first nine months of 2006.  We expect Rental Operations profit to come in at the lower end of our previously stated 2006 performance range of $33 to $36 million [dollars].

Company Operations performance for the quarter resulted in a loss of $562,000 [dollars] versus a modest profit in the prior year.  Year-to-date, we reported a loss of $1.3 million [dollars] in Company Operations.  These losses are largely due to a lower level of sales at recently opened locations in our Cincinnati market.  At the end of the third quarter, we operated only nine IHOP restaurants, all of which are located in our dedicated Company market of Cincinnati.  Given our financial performance to date, we now expect Company Operations to produce a loss between $1.5 and $2.0 million [dollars] for fiscal 2006, which compares to our previous guidance that this segment would perform at or near breakeven.  As Julia mentioned, we view our Company market as an R&D expense and encourage you to do the same.

Turning to Financing Operations, profit in this segment declined 16.4% [percent] for the quarter and 21.6% [percent] for the first nine months of the year, as expected, as we continue to exit “Old Model” sources of revenue.   This decrease was primarily due to the continued decline of long-term note balances, and the resulting interest income recognized in this segment as a result of our receivables run-off.  In addition, our net gain from sale of franchises and equipment was unfavorable to 2005, partially due to the fact that 2005 included a gain of $600,000 [dollars] for the sale of a unit with no similar recorded gain in 2006.  We expect Financing Operations profit to come in at the lower end of our previously stated 2006 performance range of $12 to $14 million [dollars].

Turning to Cash Flow, the increase in cash provided by operating activities was a key highlight, increasing 18.6% [percent] to $53.9 million [dollars] for the first nine months of the year.  This increase was primarily due to the realization of an $8 million [dollar] benefit from the reclassification of assets for tax purposes related to a cost segregation study we completed earlier this year.  As previously announced, we anticipate a $14.7 million [dollar] increase in Cash from Operations in 2006 due to this reclassification of assets.  We expect the remaining $6.7 million [dollars] to be recognized in the fourth quarter of 2006.

This obviously will place us well over the high end of our Cash Flow guidance for the year.  Therefore, we are increasing our fiscal 2006 guidance for Cash Flows from Operating Activities to $60 to $65 million [dollars], up from our previously expected range of $55 million to $60 million [dollars].  This does not reflect the full reclassification benefit primarily because of a potential cash obligation which may result from the resolution of a pending federal tax appeal.  As you are aware, we previously disclosed that an IRS agent raised an issue with the historical tax treatment of certain franchise fee income.  We are currently engaged in an administrative process with the IRS to resolve this issue, and we have reason to believe that the matter may be resolved by year-end.  An unfavorable determination would result in a net    income tax obligation that could offset a portion of the asset reclassification’s one-time cash benefit.

CAPEX totaled $7.4 million [dollars], an increase of $3.9 million [dollars] versus the first nine months of 2005, primarily associated with the earlier timing of development of our Company market in Cincinnati.  As a result, Free Cash Flow — defined as Cash from Operations less CAPEX — increased 10.8% [percent] to $46.5 million [dollars] as of the end of the quarter.  We expect Capital Expenditures to come in below our current $12 million to $14 million [dollar] range for fiscal 2006.  We now expect CAPEX to range between $9 and $11 million [dollars] primarily due to lower build out costs in our Company market in Cincinnati.

Our Cash Flow was augmented by $13.1 million [dollars] during the first nine months of the year from the structural run-off of our franchise and equipment notes receivables.  This brought total cash generated — Cash from Operations plus the receivables run-off — to $67.0 million [dollars].  For the full year, we expect franchise and equipment notes receivables run-off to come in at the lower end of our previously stated $18 to $20 million [dollar] guidance range.

Now, I would like to provide you with a brief update on our refinancing and securitization process.  In August, we announced our intention to borrow up to $200 million in a private securitization.  This will consist of $175 million in medium term notes and a $25 million revolving credit facility.  Funds will be used primarily to repay the Company’s existing debt and for other corporate purposes, including share repurchases.  This process is proceeding well, and we expect to complete the transaction after the first of the year.

As Julia mentioned, we repurchased nearly 280,000 shares during the quarter.  While we are working to refinance our debt and eliminate the financial covenant restrictions on shareholders’ equity that limit the number of shares that we can repurchase, we estimate that — based on our current share price level — that we have the ability to purchase approximately 600,000 additional shares without violating current covenant restrictions.

Then, once the refinancing is completed early next year, we will have much greater flexibility.

With that, I’ll turn the call back to Julia.

Julia Stewart — Wrap Up to Q&A

Thanks, Tom.

We are pleased with our financial performance to date for 2006, and have updated key components of our fiscal 2006 guidance accordingly.

We remain dedicated to IHOP’s three fold-strategy — Energize the Brand, Improve Operational Performance and Maximize Franchise Development.

Additionally, we are committed to evaluating strategic alternatives for the Company, including acquisition.  We have begun to seek out and evaluate acquisition candidates that match the criteria we set forth at the outset of this process — non-competitive companies that are highly franchised or have the ability to become franchised of a sufficient size and at an attractive price to create value for our shareholders.  Finally, as Tom mentioned, we are well on our way to providing increased financial flexibility for our Company with the securitization transaction.

I am very excited and optimistic about the balance of 2006.  With that, I would now like to open the call to answer any questions you might have.

Operator?

Julia Stewart — Closing Comments

Thank you for joining today’s call.  Should you have additional questions, Tom and I are available after the call.  Otherwise, we look forward to speaking to you on our next conference call to discuss fourth quarter 2006 results, which is scheduled for Wednesday, February 21st.  Thank you.